Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digimarc Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-196035, 333-224876, 333‑154524 and 333-196035) on Form S-8 and registration statement (No. 333-218300) on Form S-3 of Digimarc Corporation of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Digimarc Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10‑K of Digimarc Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Portland, Oregon

February 22, 2019